Registration No. 333-136630

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAXIMUS EXPLORATION CORPORATION
(Name of small business issuer in its charter)

Nevada	1081	None
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

MAXIMUS EXPLORATION CORPORATION	CORPORATION TRUST COMPANY OF NEVADA
3355 Morgan Creek Way, Suite 43	6100 Neil Road, Suite 500
Surrey, British Columbia	Reno, Nevada 89544
Canada V3S 0J9	(775)688-3061
(604)535-7787
(Address and telephone of registrant’s executive	(Name, address and telephone number of agent for
office)	service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509)624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [  ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$21.42

[1]	Estimated solely for purposes of calculating the registration fee under Rule 457(c).

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

MAXIMUS EXPLORATION CORPORATION
Shares of Common Stock
500,000 Minimum - 2,000,000 Maximum

     Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

     We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 500,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 500,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 500,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at HSBC Bank Canada. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

     There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

     Our common stock will be sold on our behalf by Randy Doherty, one of our officers and directors. Neither Mr. Robertson nor Mr. Doherty will receive any commissions or proceeds from the offering for selling shares on our behalf.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$50,000	$30,000	$20,000
Maximum	$200,000	$30,000	$170,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is _______________________.

SUMMARY OF OUR OFFERING

Our Business

     We were incorporated on December 29, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of Randy Doherty, our president. We intend to conduct exploration activities on one property located in the Kootenai County, Idaho. The one property consists of six mining claims. We intend to explore for copper-molybdenum porphyry deposit on the property.

     We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     Our administrative office is located at 3355 Morgan Creek Way, Suite 43, Surrey, British Columbia, Canada V3S 0J9 and our telephone number is (604) 781-0221 and our registered statutory office is located at 6100 Neil Road, Suite 500, Las Vegas, Nevada 89544. Our fiscal year end is February 28. Our mailing address is 3355 Morgan Creek Way, Suite 43, Surrey, British Columbia, Canada V3S 0J9.

     Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

     Following is a brief summary of this offering:

Securities being offered	A minimum of 500,000 of common stock and a maximum of
2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 270
days.
Net proceeds to us	Approximately $20,000 assuming the minimum number of
shares are sold. Approximately $170,000 assuming the
maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses,
research and exploration.
Number of shares outstanding before
the offering	5,000,000
Number of shares outstanding after the
offering if all of the shares are sold	7,000,000

Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of November 30, 2006	As of February 28, 2006
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$54	$-
Total Liabilities	$34,818	$19,291
Stockholders’ Deficit	$(34,764)	$(19,291)
	Period Ended	Period Ended
	November 30, 2006	February 28, 2006
	(Unaudited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$22,223	$20,841
Net Loss	$(22,223)	$(20,841)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with MAXIMUS EXPLORATION CORPORATION

     1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

     2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

     Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

     3. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

     The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

     4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

     We were incorporated on December 29, 2005, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $43,064 chieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

     5. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can’t locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

     Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

     6. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

     Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

     7. Weather interruptions in the state of Idaho may affect and delay our proposed exploration operations and as a result, there may be delays in generating revenues.

     Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property which will delay the generation of possible revenues by us.

Risks associated with this offering:

     8. If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

     We have two officers and directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find others person to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

     9. Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

     There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within the 180 day period, an additional 90 days if extended by us. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

     10. Because our officers and directors will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you will not be able to elect any directors or control operations.

     Even if we sell all 2,000,000 shares of common stock in this offering, our officers and directors will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, our officers and directors will be able to elect all of our directors and control our operations.

     11. Because our officers and directors are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

     Our officers and directors will receive a substantial benefit from your investment. They supplied the property, paid expenses and made a loan all of which totaled $30,710, on the other hand, you will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while our officers and directors will lose only approximately $30,710.

     12. Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance.

As a result, your investment is illiquid.

USE OF PROCEEDS

     Our offering is being made on a $50,000 minimum $200,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if the 25%, 62.5% and 100% of the offering is sold.

	Minimum	62.5%	Maximum
Gross proceeds	$50,000	$125,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$20,000	$95,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$10,500	$78,900	$142,000
Analyzing Samples	$3,000	$3,000	$3,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$750	$1,750	$3,650
Office Equipment	$400	$1,000	$1,000
Secretary	$0	$0	$5,000

     Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

     Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. We have not selected or identified a consultant at this time. We will not do so until we have completed this offering. Our consultant in consultation with our officers will supervise and contract for our exploration operations through independent contractors. Core drilling will cost $20.00 per foot. We drill as many holes as proceeds from the offering allow. We estimate drilling approximately 8 holes if we raise the minimum; 18 holes if we raise 50% of the offering; and, 28 holes if we raise the maximum. We estimate it will cost up to $3,000 to analyze the core samples.

     In addition we have allocated funds for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

     We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

     No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

     As of November 30, 2006, the net tangible book value of our shares of common stock was a net value of $50 or approximately ($0.004) per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

     Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $150,709 or approximately $0.021 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.025 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.021 per share.

     After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.58% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.42% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If 62.5% of the Shares Are Sold:

     Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,250,000 shares to be outstanding will be $75,709, or approximately $0.012 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.016 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.012 per share.

     After completion of this offering, if 1,250,000 shares are sold, you will own approximately 20% of the total number of shares then outstanding for which you will have made a cash investment of $125,000, or $0.10 per share. Our existing stockholders will own approximately 80% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If the Minimum Number of the Shares Are Sold:

     Upon completion of this offering, in the event 500,000 of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $709, or approximately $0.0001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0041 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0001 per share.

     After completion of this offering, if 1,000,000 shares are sold, you will own approximately 9% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 90% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

     The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.004)
Potential gain to existing shareholders	$170,000
Net tangible book value per share after offering	$0.021
Increase to present stockholders in net tangible book value per share after
offering	$0.025
Capital contributions	$50.00
Number of shares outstanding before the offering	5,000,000
Number of shares after offering assuming the sale of the maximum number
of shares	7,000,000
Percentage of ownership after offering	71.42%

Purchasers of Shares in this Offering if all of the Shares Are Sold

Price per share	$0.10
Dilution per share	$0.021
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	0.025%
Percentage of capital contributions by new investors	99.975%
Percentage of ownership after offering	28.58%

Purchasers of Shares in this Offering if Half of Shares Sold

Price per share	$0.10
Dilution per share	$0.012
Capital contributions	$125,000
Number of shares after offering held by public investors	1,250,000
Percentage of capital contributions by existing shareholders	0.04%
Percentage of capital contributions by new investors	99.96%
Percentage of ownership after offering	20%

Purchasers of Shares in this Offering if the Minimum Number of the Shares Are Sold

Price per share	$0.10
Dilution per share	$0.0001
Capital contributions	$50,000
Percentage of capital contributions by existing shareholders	0.1%
Percentage of capital contributions by new investors	99.9%
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	9%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering 2,000,000 shares of common stock on a self-underwritten basis, 500,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at HSBC Bank Canada pf 100-885 Georgia Street West, Vancouver, British Columbia V6C 3E9. Its telephone number is (604) 685-1000. The funds will be maintained in the separate bank until we receive a minimum of $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $50,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,

     If the changes above occur, any new offering may be made by means of a post-effective amendment.

     We will sell the shares in this offering through Randy Doherty one of our officers and directors. He will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

     Randy Doherty is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He will not participate in selling and offering securities for any issuer more than once every twelve months.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Randy Doherty will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

     Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

     We intend to sell our shares in the states of Wyoming and Colorado, or outside the United States.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

     Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $500,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential item. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

     We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

     This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 270 days, or unless the offering is completed or otherwise terminated by us.

     We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

      We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

     1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

     2. deliver a check or certified funds to us for acceptance or rejection.

     All checks for subscriptions must be made payable to "MAXIMUS EXPLORATION CORPORATION"

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

     We were incorporated in the State of Nevada on December 29, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. We maintain our statutory registered agent's office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89544 and our business office is located at 3355 Morgan Creek Way, Suite 43, Surrey, British Columbia, Canada. This is our mailing address as well. Our telephone number is (604) 781-0221. Mr. Doherty provides this office space at $250 per month.

     There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

     We have no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

     In December, 2005, we acquired six unpatented mining claims from James Ebisch in consideration of $3,776. The claims are located in Kootenai County, Idaho.

     We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

     The fee simple title to the property is owned by Randy Doherty The property is referred to as the Black Rock Basin Project (BRB). James Ebisch acquired these claims and assigned us his right in the claims by way of a quit claim deed dated November 1, 2005.

     The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

     To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

     There are no native land claims that affect title to the property. We have no plans to try i/nterest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

     The following is a list of claim numbers and description of our claims:

Claim No.	Description
189109-189114	SB#1 - SB#6

     In order to maintain these claims we must pay a fee of $100 per year per claim.

Location and Access

     During October 2005, six unpatented lode mining claims were located to cover the main area of interest on the property. The land claimed lies within the Kootenai National Forest, administered by the U.S. Forest Service in Coeur d’Alene, Idaho.

     Access to the property up Hayden Creek is good. Roughly three miles of improved gravel road lead to within a mile of the property. Presently, access is precluded by a locked gate, but a key to this gate could probably be obtained from the U.S. Forest Service if legitimate work is undertaken on the property. The final mile of road leading to the property has been reclaimed, but is an easy walk that takes only about thirty minutes.

History

     Extensive work has been completed on the property during the early 20th century. Most of this work was done between 1918 and 1940 by the Hayden Lake Mining and Milling Company. Although there is no known record of production, extensive underground development was undertaken. One tunnel contains 1600 feet of workings while another tunnel contains 800 feet of workings. The tunnels are presently inaccessible.

Geology

     Very limited outcrop exists on the property. Most of the rock in the area consists of metasediments belonging to the Precambrian Age Belt (Purcell) Supergroup. Locally, these metasediments have been intruded by diabase dikes and sills. Weathered surfaces indicate that the rocks contain a substantial amount of carbonate, characteristic of the Wallace Formation. This is corroborated by the work of Anderson (1940).

     In general, the rocks strike northeasterly and dip moderately to the northwest. The veins are not concordant. Although they closely parallel the strike of the strata, the angle of dip does not conform to the dip of the strata.

     Two main directions of structures exist in the area. The most prominent structures trend roughly N60W, parallel to the major faults which control mineralization in the nearby Silver Valley. The second structural trend is northerly. Neither of these parallel the northeasterly trending veins documented in the Bradbury Mine.

Mineralization

     The quartz veins which host sulfide mineralization strike northeasterly, but dip in various directions. The veins pinch and swell abruptly, with very irregular thicknesses. They range from about one foot up to thirty feet in thickness. The veins are bordered by a fringe of quartz seams and stringers which extend outward at various angles for a short distance.

     The veins are composed primarily of medium to coarse-grained white quartz containing pyrite, arsenopyrite, chalcopyrite, and galena. The quartz is partly a fracture filling, but mostly a replacement of the country rock.

MAP 1

Supplies

     Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Description of Property

     Other than our interest in the property, we own no plants or other property.

Our Proposed Exploration Program

     Our exploration target is to find a molybdenum mineralization. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can’t raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the acquisition of the claims. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material.

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     We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

     We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

     We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 300 feet in order to extract a samples of earth. Mr. Doherty, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Doherty will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Boise, Idaho. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

     We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000, if the maximum amount of the offering is raised. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity ninety days after this public offering is completed, weather permitting.

     The breakdowns were made in consultation with James Ebisch, registered professional geologist.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

     If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

     We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

     We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

     We anticipate starting exploration activity ninety days after this public offering is completed, weather permitting.

Competitive Factors

     The molybdenum mining industry is fragmented, that is there are many, many molybdenum prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

     Our mineral exploration program is subject to the regulations of the U.S. Forest Service.

     The prospecting on the property is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local U.S. Forest Service (USFS) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

Rental Fee Requirement

     The Federal government's Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the USFS. All claimants must pay a yearly maintenance fee of $100 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the U.S. Forest Service by August 31, of each year. We have paid this fee through 2006. The assessment year ends on noon of September 1 of each year. The initial maintenance fee is paid at the time the Notice of Location is filed with the USFS and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders made qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located. We do not qualify for a Small Miner Exemption. The following sets for the USFS fee schedule:

Fee Schedule* (per claim)
Location Fee	$30.00
Maintenance Fee.	$125.00
Service Charges	$10.00
Transfer Fee	$5.00
Proof of Labor	$5.00
Notice of Intent to Hold	$5.00
Transfer of Interest	$5.00
Amendment	$5.00
Petition for Deferment of Assessment Work	$25.00
Notice of Intent to Locate on Stock Raising Homestead land	$25.00
* Fee schedule reflects increases of July 2005 and July 2006.

     The USFS regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level and 3. Plan of Operation level.

     1. Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

     2. Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

     3. Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.

     Operators are encouraged to conduct a thorough inventory of the claim to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken "before" and "after" any mining activity.

     If an operator constructs access or uses an existing access way for an operation and would object to USFS blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

     Concurrence by the USFS for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant's responsibility to prepare a complete notice or plan of operators.

Mining Claims On State Land

     The Idaho law authorizing location of claims on State Lands was repealed in 1998. Acquisition of mineral rights on Idaho trust land can only be accomplished by application for a prospecting permit, mineral lease, or lease of common variety materials.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

     We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

     We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. At this point, a permit from the USFS would be required. Also, we would be required to comply with the laws of the state of Idaho and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

     Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in the State of Idaho is returning the surface to its previous condition upon abandonment of the property. We will only be using "non-intrusive" exploration techniques and will not leave any indication that a sample was taken from the area. We will be required to leave the area in the same condition as they found it - on a daily basis.

     We have not allocated any funds from the proceeds of this offering for the cost of reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Doherty, our president has agreed to pay the cost of reclamation should we not find mineralized material.

Employees

     We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

     At present, we have no full-time employees. Our two officers and directors are part-time employees and each will devote about 10% of their time or four hours per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Mr. Doherty will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

     We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. If we raise the minimum amount of money in this offering, we believe it will last twelve months.

     We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

     Our exploration target is to find a molybdenum mineralization. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration for mineralized material. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material. .

     We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

     We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 300 feet in order to extract a samples of earth. Mr. Doherty, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Doherty will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Boise, Idaho. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

     We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000, if the maximum amount of the offering is raised. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity 90 days after the completion of this public offering, weather permitting.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material. To pay the consultant and develop the reserves, we will have to raise additional funds through a second public offering, a private placement or through loans. As of the date of this prospectus, we have no plans to raise additional funds other than the funds being raised in this public offering. Further, there is no assurance we will be able to raise any additional funds even if we discover mineralized material and a have a defined ore body.

     If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise more money. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything.

     We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering, whether it be the minimum amount or the maximum amount, will allow us to operate for one year.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

     To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

     We have discussed this matter with our officers and directors and Mr. Doherty has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. The foregoing agreement is oral, there is nothing in writing to evidence the same. While Mr. Doherty has agreed to advance the funds, the agreement is unenforceable as a matter of law, since there is no consideration for the same. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum amount or maximum amount, it will last a year. Other than as described in this paragraph, we have no other financing plans.

     We acquired one property containing six claims. The property is staked and we will begin our exploration plan upon completion of this offering. We expect to start exploration operations within 90 days of completing this offering. As of the date of this prospectus we have yet to being operations and therefore we have yet to generate any revenues.

     Since inception, we have issued 5,000,000 shares of our common stock and received $50.00.

     As of the date of this prospectus, we have yet to begin operations and therefore have not generated any revenues.

     In December 2005, we issued 5,000,000 shares of common stock to our officers and directors pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1993. The purchase price of the shares was $50.00. This was accounted for as an acquisition of shares. Randy Doherty covered our initial expenses of $30,710 of incorporation, accounting and other fees related to this offering. The amount owed to Mr. Doherty is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Doherty is oral and there is no written document evidencing the agreement.

     As of November 30, 2006, our total assets were $54 and our total liabilities were $34,818.

MANAGEMENT

Officers and Directors

     Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Randy Doherty	58	president, principal executive officer, treasurer, principal
3355 Morgan Creek Way		financial officer and a member of the board of directors
Suite 43
Surrey, British Columbia
Canada V3S 0J9

Robert M. Robertson	60	secretary and a member of the board of directors
7091 Kimberly Dr.
Richmond, British Columbia
Canada V5E 2A4

     The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

     Randy Doherty has been our President, CEO, Treasurer, and Director since December 29, 2005. From December 1989 to May 2003, Mr. Doherty was employed at Canaccord Capital Corporation, Vancouver, British Columbia as an investment advisor. Canaccord Capital Corporation is a Canadian brokert-dealer. From May 2003 to December 29, 2005, Mr. Doherty was retired.

     Robert M. Robertson has been our Secretary and Director since December 29, 2005. From 1969 to September 2001, Mr. Robertson was employed by Royal Bank of Canada in British Columbia, holding various management positions. From September 2001 to December 2005, Mr. Robertson was retired.

Conflicts of Interest

     We believe that Mr. Doherty and Mr. Robertson will not be subject to conflicts of interest. No policy has been implemented or will be implemented to address conflicts of interest.

     In the event both Mr. Doherty and Mr. Robertson resign as an officer and director, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us for the last three fiscal years ending February 28. for each of our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

EXECUTIVE OFFICER COMPENSATION TABLE

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Randy Dogherty	2006	0	0	0	0	0	0	0	0
President & Treasurer	2005	0	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0	0

Robert M. Robertson	2006	0	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0	0

     We do not anticipate paying any salaries in 2007. We do not anticipate paying salaries until we have a defined ore body and begin extracting minerals from the ground.

Compensation of Directors

     The members of our board of directors are not compensated for their services as directors. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

DIRECTOR’S COMPENSATION TABLE

Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Randy Dogherty	2006	0	0	0	0	0	0

Robert M. Robertson	2006	0	0	0	0	0	0

Option/SAR Grants

     There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans.

Indemnification

     Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	the Offering	Shares are Sold	Shares are Sold
Randy Doherty	3,000,000	3,000,000	42.86%
3355 Morgan Creek Way, Suite 43
Surrey, BC
Canada V3S 0J9

Robert M. Robertson	2,000,000	2,000,000	28.57%
7091 Kimberly Dr.
Richmond, BC
Canada V7A 4S7

All Officers and Directors	5,000,000	5,000,000	71.43%
as a Group (2 persons)

[1]	The persons named above "promoters" as defined in the Securities Exchange Act of 1934. Mr. Doherty and Mr. Robertson are the only "promoters" of our company.

Future Sales by Existing Stockholders

     3,000,000 shares of common stock were issued to Randy Doherty, one of our officers and directors in December 2005 and 2,000,000 shares of common stock were issued to Robert M. Robertson, one of our officers and directors in December 2005. The 5,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers’ transaction or in a transaction directly with a market maker.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     A total of 5,000,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

     Because our officers and directors will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 71.43% of our outstanding shares.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

     Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

     In December 2005, we issued a total of 5,000,000 shares of restricted common stock to our officers and directors. This was accounted for as an acquisition of shares of common stock in the amount of $50.00.

     Mr. Doherty also caused the property, comprised of six unpatented mining claims to be acquired from James Ebisch at a cost of $3,776.

     Mr. Doherty is providing us with rent at $250 per month.

     Mr. Doherty and Mr. Robertson are our only promoters. They have not received or will they receive anything of value from us, directly or indirectly in their capacities as promoters.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to February 28, 2006, included in this prospectus have been audited by Amisano Hanson, Chartered Accountants, of 750 West Pender Street, Suite 604, Vancouver, BC V6C 217, Vancouver, British Columbia, Canada Tel: 604-689-0188, as set

forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

     On February 12, 2007, Amisano Hanson, Chartered Accountants informed us that it resigned as our independent registered public accounting firm effective as of that date. On February 22, 2007, our the board of directors accepted the resignation of Amisano Hanson, Chartered Accountants.

     Amisano Hanson, Chartered Accountants’ report on the financial statements as of and for the period from the date of inception on December 29, 2005 to February 28, 2006 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles save and except for a “going concern opinion” provided with the overall audit opinion.

     During the year ended February 28, 2006, through the date of resignation and through the date of our acceptance of Amisano Hanson, Chartered Accountants resignation, there were no disagreements with Amisano Hanson, Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Amisano Hanson, Chartered Accountants, would have caused Amisano Hanson, Chartered Accountants to make reference to the subject matter of the disagreement in its reports on our financial statements for such periods.

     On March 8, 2007, we delivered a copy of this report to Amisano Hanson, Chartered Accountants. The Company has requested a letter addressed to the SEC stating whether or not it agrees with the foregoing. Amisano Hanson, Chartered Accountants issued a response. The response stated that it agreed with the foregoing disclosure. A copy of their response is attached to our Form 8-K/A-1 filed with the SEC on March 9, 2007 as Exhibit 16.1.

     On February 22, 2007, we engaged Malone & Bailey, P.C., an independent registered public accounting firm, as our principal independent accountant with the approval of our board of directors. We have not consulted with Malone & Bailey, P.C. on any accounting issues prior to engaging them as our new auditors.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is February 28. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by Malone & Bailey, P.C., an independent registered public accounting firm. Our financial statements immediately follow:

Maximus Exploration Corporation
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)
(Unaudited)

November 30,
2006
$

ASSETS
Current Assets
Cash	54
Total Assets	54

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	2,572
Accrued liabilities	1,500
Due to related party (Note 3)	30,746
Total Liabilities	34,818

Stockholders’ Deficit

Preferred Stock, 100,000,000 shares authorized, $0.00001 par value	–
Common Stock, 100,000,000 shares authorized, $0.00001 par value
5,000,000 shares issued and outstanding	50
Donated Capital (Note 3)	8,250
Deficit Accumulated During the Exploration Stage	(43,064)
Total Stockholders’ Deficit	(34,764)
Total Liabilities and Stockholders’ Deficit	54

Continuance of Operations (Note 2)

The accompanying notes are an integral part of these financial statements.

Maximus Exploration Corporation
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)
(Unaudited)

	Accumulated
	From	For the	For the
	December 29, 2005	Three Months	Nine Months
	(Date of Inception)	Ended	Ended
	to November 30,	November 30,	November 30,
	2006	2006	2006
	$	$	$

Revenue	–	–	–

Expenses
General and administrative (Note 3)	9,416	2,761	7,351
Impairment of mineral property costs (Note 4)	3,776	–	–
Professional fees	29,872	1,484	14,872
Total Expenses	43,064	4,245	22,223
Net Loss	(43,064)	(4,245)	(22,223)

Net Loss Per Share – Basic and Diluted		–	–

Weighted Average Shares Outstanding		5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

Maximus Exploration Corporation
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

	Accumulated
	From	For the
	December 29, 2005	Nine months
	(Date of Inception)	Ended
	to November 30,	November 30,
	2006	2006
	$	$

Operating Activities
Net loss	(43,064)	(22,223)
Adjustments to reconcile net loss to cash
Stock issued for expenses	50	–
Donated services and expenses	8,250	6,750
Changes in operating assets and liabilities
Accounts payable	4,072	(1,443)
Due to related party	30,746	16,970
Net Cash Provided by Operating Activities	54	54
Increase In Cash	54	54
Cash - Beginning of Period	–	–
Cash - End of Period	54	54

The accompanying notes are an integral part of these financial statements.

Maximus Exploration Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
November 30, 2006
(Unaudited)

1.	Interim Reporting

The accompanying unaudited interim financial statements have been prepared by Maximus Exploration Corporation (the "Company") pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal year ended February 28, 2006, as filed with the United States Securities and Exchange Commission.

The results of operations for the nine months ended November 30, 2006 are not indicative of the results that may be expected for the full year.

2.	Continuance of Operations

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At November 30, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $43,064 since its inception, has a working capital deficiency of $34,764 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Maximus Exploration Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
November 30, 2006
(Unaudited)

3.	Related Party Transactions

a)

During the nine month period ended November 30, 2006, the Company recognized a total of $4,500 for donated services at $500 per month, and $2,250 for donated rent at $250 per month provided by the President of the Company.

b)

At November 30, 2006, the Company is indebted to the President of the Company for $30,710 of expenses incurred on behalf of the Company. This amount is unsecured, non- interest bearing and has no specific terms for repayment.

	c)	At November 30, 2006, the Company is indebted to a Director of the Company for $36 of expenses incurred on behalf of the Company.

4.	Mineral Properties

On November 1, 2005 the Company obtained the right to explore one property in Idaho, USA, in consideration for $3,776. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company. The cost of the mineral property was initially capitalized. At February 28, 2006, the Company recognized an impairment loss of $3,776, as it has not yet been determined whether there are proven or probable reserves on the property.

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Maximus Exploration Corporation
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Maximus Exploration Corporation (An Exploration Stage Company) (the “Company”) as of February 28, 2006 and the related statements of operations, cash flows and stockholders' deficit for the period December 29, 2005 (Date of Inception) to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February 28, 2006 and the results of its operations and its cash flows for the period December 29, 2005 (Date of Inception) to February 28, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is an exploration stage company, has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raises substantial doubt that the Company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	AMISANO HANSON
June 8, 2006	Chartered Accountants

SUITE 604 - 750 WEST PENDER STREET	Telephone:604-689-0188
VANCOUVER CANADA	FACSIMILE:604-689-9773
V6C 2T7	E-MAIL: amishan@teuls.net

Maximus Exploration Corporation
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

February 28,
2006
$

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	5,515
Due to related party (Note 3)	13,776

Total Liabilities	19,291

STOCKHOLDERS’ DEFICIT

Preferred Stock, 100,000,000 shares authorized, $0.00001 par value
Nil issued and outstanding

Common Stock, 100,000,000 shares authorized, $0.00001 par value	50
5,000,000 shares issued and outstanding

Additional Paid-in Capital (Note 3)	1,500

Deficit Accumulated During the Exploration Stage	(20,841)

Total Stockholders’ Deficit	(19,291)

Total Liabilities and Stockholders’ Deficit	-

(The Accompany Notes are an Integral Part of These Financial Statements)

Maximus Exploration Corporation
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

Accumulated
From
December 29, 2005
(Date of Inception)
to February 28,
2006
$

Revenue	-

Expenses

General and administrative (Note 3)	17,065
Mineral property costs (Note 4)	3,776

Total Expenses	20,841

Net Loss	(20,841)

Net Loss Per Share - Basic and Diluted	$(0.00)

Weighted Average Shares Outstanding	4,918,000

(The Accompany Notes are an Integral Part of These Financial Statements)

Maximus Exploration Corporation
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

Accumulated
From
December 29, 2005
(Date of Inception)
to February 28,
2006
$

Operating Activities

Net loss	(20,841)

Adjustments to reconcile net loss to cash

Stock issued for general and administrative expenses	50
Donated services and expenses	1,500

Changes in operating assets and liabilities

Increase in accounts payable	5,515
Increase in due to related party	13,776

Net Cash Used in Operating Activities	-

Change In Cash and Cash Equivalents	-

Cash and Cash Equivalents - Beginning of Period	-

Cash and Cash Equivalents - End of Period	-

(The Accompany Notes are an Integral Part of These Financial Statements)

Maximus Exploration Corporation
(An Exploration Stage Company)
Statement of Stockholders’ Deficit
For the Period from December 29, 2005 (Date of Inception) to February 28, 2006
(Expressed in US dollars)

				Deficit
				Accumulated
			Additional	During the
			Paid-in	Exploration
	Shares	Amount	Capital	Stage	Total
	#	$	$	$	$

Balance - December 29, 2005 (Date of
Inception)	-	-	-	-	-

December 30, 2005 - for expenses at
$0.0001 per share	5,000,000	50	-	-	50

Donated rent and services	-	-	1,500	-	1,500

Net loss	-	-	-	(20,841)	(20,841)

Balance - February 28, 2006	5,000,000	50	1,500	(20,841)	(19,291)

(The Accompany Notes are an Integral Part of These Financial Statements)

Maximus Exploration Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2006

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on December 29, 2005. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at February 28, 2006, the Company has accumulated losses of $20,841 since inception and has a working capital deficiency of $19,291. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 2,000,000 shares of common stock for sale by the Company at $0.10 per share for gross proceeds of $200,000.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is February 28.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Maximus Exploration Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2006

2.	Summary of Significant Accounting Policies (continued)

	e)	Mineral Property Costs

The Company has been in the exploration stage since its inception on December 29, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	f)	Financial Instruments

The fair value of financial instruments, which include accounts payable and due to a related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	g)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	New Accounting Standards

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share Based Payment,” that addresses the accounting transactions in which a company exchanges its equity instruments for good or services. SFAS No. 123R requires that such transactions be accounted for using a fair value based method. Adoption of SFAS No. 123R is effective for periods beginning after June 15, 2005. The Company will adopt this statement as required.

3.	Related Party Transactions

a)

During the period ended February 28, 2006, the Company recognized a total of $1,000 for donated services at $500 per month, and $500 for donated rent at $250 per month provided by the President of the Company.

	b)	At February 28, 2006, the Company is indebted to the President of the Company for $13,776 of expenses incurred on behalf of the Company.
c)

On December 30, 2005, the Company issued 3,000,000 shares of common stock to the President of the Company and 2,000,000 shares of common stock to a Director of the Company in consideration for $50 of expenses incurred on behalf of the Company.

	d)	On November 1, 2005, the Company entered into a trust agreement with the President of the Company. Refer to Note 4.

Maximus Exploration Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2006

4.	Mineral Properties

On November 1, 2005 the Company acquired a 100% interest in a mineral claim located in British Columbia, Canada, in consideration for $3,776. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company. The cost of the mineral property was initially capitalized. At February 28, 2006, the Company recognized an impairment loss of $3,776, as it has not yet been determined whether there are proven or probable reserves on the property.

5.	Common Stock

	a)	On December 30, 2005, the Company issued 3,000,000 shares of common stock to the President of the Company for $30 of expenses paid on behalf of the Company.
	b)	On December 30, 2005, the Company issued 2,000,000 shares of common stock to a Director of the Company for $20 of expenses paid on behalf of the Company.

6.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $19,300 which commence expiring in 2026. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at February 28, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

February 28,
2006
$
Net Operating Losses	(19,300)
Statutory Tax Rate	35%
Effective Tax Rate	-
Deferred Tax Asset	6,750
Valuation Allowance	(6,750)
Net Deferred Tax Asset	-

7.	Commitments

The Company has paid $10,000 for legal fees and is obligated to pay another $10,000 in legal fees once the SB-2 Registration Statement has been declared effective (Note 1).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article IX of the Bylaws of our company, filed as Exhibit 3.2 to the registration statement.

2.	Nevada Revised Statutes, Chapter 78.

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	300
Accounting Fees and Expenses	8,500
Legal Fees and Expenses	20,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	600
TOTAL	$30,000

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Randy Doherty	12/31/2005	3,000,000	Cash of $30.00
#43-33455 Morgan Creek Way
Surrey, BC
Canada V3S 0J9

Robert M. Robertson	12/31/2005	2,000,000	Cash of $20.00
7091 Kimberly Dr.
Richmond, BC
Canada V7A 4S7

     We issued the foregoing restricted shares of common stock to Mr. Doherty and Mr. Robertson pursuant to Regulation S of the Securities Act of 1933. The sale of the shares to Mr. Doherty and Mr. Robertson took place outside the United States of America and Mr. Doherty and Mr. Robertson are non-US persons as defined in Regulation S. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27.      EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
23.1	Consent of Amisano Hansen, Chartered Accountants
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

* Previously filed

ITEM 28.      UNDERTAKINGS.

     We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	iii.	To include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	For determining any liability under the Securities Act of 1933:

i.

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post- effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

ii.

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

iii.

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this post-effective amended Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Surrey, British Columbia, on this 29th day of March 2007.

MAXIMUS EXPLORATION CORPORATION

BY: RANDY DOHERTY
Randy Doherty, President, Principal Executive
Officer, Treasurer, Principal Financial Officer, and
Principal Accounting Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Randy Doherty, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

RANDY DOHERTY	President, Principal Executive Officer, Treasurer,	March 29, 2007
Randy Doherty	Principal Financial Officer, Principal Accounting
Officer and a member of the Board of Directors

ROBERT M. ROBERTSON	Secretary and a member of the Board of Director	March 29, 2007
Robert M. Robertson